Exhibit 99.1

For Immediate Release

8x8 Appoints Vladimir Jacimovic to Board of Directors

Prominent Venture Capital and Public Technology Investor Brings Extensive SaaS, M&A
and Strategic Advisory Expertise for High Growth Companies to 8x8 Board

SAN JOSE, Calif., March 25, 2014 - 8x8, Inc. (NASDAQ: EGHT), a provider of cloud-based unified communications, contact center and collaboration solutions, today announced the appointment of Vladimir Jacimovic to its Board of Directors, effective March 20, 2014.

Mr. Jacimovic has over 25 years of investing and operating experience with high growth companies in the technology and services industry with specific expertise in the Software as a Service (SaaS), Big Data and Security segments. He is the Founder and Managing Partner of Continuum Capital Partners, an investment firm that specializes in crossover investments targeting private and public technology companies. Previously, Mr. Jacimovic was a Partner at New Enterprise Associates (NEA), a leading global venture capital firm focused on helping entrepreneurs build transformational businesses across multiple stages, sectors and geographies, and a Managing Director at Crosslink Capital, a leading stage-independent venture capital and growth equity firm. Since beginning his venture career in 1996, Mr. Jacimovic has been involved in more than 30 investments in software, communications, and technology enabled services.

"I am very pleased to welcome Vladimir to the 8x8 Board of Directors," said 8x8 CEO Vikram Verma. "Vladimir brings a wealth of experience helping innovative companies with disruptive technologies such as SaaS navigate high growth in a profitable manner throughout various stages of their evolution. I am grateful that we will be able to tap into that experience and knowledge to help 8x8 identify and implement new strategies for organic and inorganic growth as we expand our leadership position in the Unified Communications as a Service market domestically and abroad."

With the appointment of Mr. Jacimovic, 8x8's Board of Directors now consists of seven members who offer diverse and valuable skill sets including international business management, technology innovation, public and private finance, strategic guidance and M&A for high growth companies and organizational leadership.

"8x8 has assembled a world class Board of Directors and I am honored to serve the company alongside such accomplished and talented individuals," said Mr. Jacimovic. "The market for Unified Communications as a Service is growing rapidly and 8x8's technology and business model are unparalleled. I am looking forward to sharing my experience in similar SaaS growth markets with the senior management team as we position 8x8 for tremendous success in the future."

Mr. Jacimovic began his career with operating roles at Intel and Ingres, and later worked as a management consultant with McKinsey & Co. in the US and in Europe. He holds an MBA from Harvard Business School and a BS in Computer Science and Mathematics from the University of San Francisco.

8x8 also reported, in accordance with NASDAQ Listing Rule 5635(c)(4), that employment inducement awards were granted to 12 new employees in connection with their recent hiring. The employees received restrictive stock units for 37,750 shares of the Company's Common Stock, subject to their continued employment and other conditions.

About 8x8, Inc.

8x8, Inc. (NASDAQ:EGHT) is the trusted provider of secure and reliable cloud-based unified communications and virtual contact center solutions to more than 36,000 small, midsize and distributed enterprise organizations operating in over 40 countries across six continents. 8x8's out-of-the-box cloud solutions replace traditional on-premise PBX hardware and software-based systems with a flexible and scalable Software as a Service (SaaS) alternative, encompassing cloud business phone service, contact center solutions, and web conferencing. For additional information, visit www.8x8.com, or www.8x8.com/UK or connect with 8x8 on Google+, Facebook, LinkedIn and Twitter.

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Contact:

8x8, Inc.
Joan Citelli, 408-654-0970
Joan.citelli@8x8.com